MUNIYIELD PENNSYLVANIA INSURED FUND

FILE # 811-7136

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
05/29/01	Puerto Rico Pub IMPT GO 5.5% 07/01/15	$1,249,770,000	$5,000,000	Goldman Sachs
10/12/01	Commonwealth of Puerto Rico Pub IMPT 5.5% 07/01/17	$1,292,960,000	$15,000,000	UBS Paine Webber
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